Sublease Agreement

This Sublease Agreement is made between Helpful Technologies, Inc., a Florida corporation (the “Sublandord,”) and Helpful Alliance Company, a Florida Corporation (the “Subtenant/1) together referred to as the “Parties.”

The Parties agree that the Subtenant shall lease from the Sublandord a portion of the Sublandlord’s interest in the premises located at 700 W Hillsboro Blvd., Ste 1-100, Deerfield Beach, FL 33441 (the “Premises”) on the following terms:

1. Sublease Term. The term of the Sublease will be for a period of 12 months, beginning on January 1, 2015 and ending on December 31, 2015.

2. Rent. Subtenant will pay a total monthly rent of $1,500 (On thousand Five Hundred) US dollars. Rent will be payable on the fifteenth day of each month directly to the Sublandord.

3. Security Deposit. Subtenant will pay $0 (zero US Dollars) to Sublandord as a security deposit. Deductions permitted by Florida law may be made from the security deposit and the remainder, if any, shall be returned to Subtenant within 21 days of the termination of Subtenant’s tenancy. The security deposit may not be used as last month’s rent.

4. Termination Notice. Subtenant’s tenancy will terminate on the date specified in Section 1 above, unless Sublandord and Subtenant sign another written agreement prior to the end of tenancy providing for an additional period of tenancy. Subtenant is not responsible for finding a replacement upon the termination of his/her tenancy.

5. Utility Charges. The Parties agree that all utility charges (electricity, internet access, telephone charges, cleaning services etc.) are included in the monthly rent payment.

6. Smoking. Smoking is not allowed in the Premises.

7. Alcohol. Alcohol is not allowed in the Premises.

8. Parking Space. The Subtenant agrees that s/he is entitled to use a parking space as part of this Sublease Agreement.

9. Master Lease. In addition to the provisions of this Sublease Agreement, the Subtenant agrees to be bound by all the conditions of the lease between Sublandord and the landlord, Parkway Properties LP, (the “Master Lease”). The Master Lease is attached to this Sublease Agreement for reference. The terms of the Master Lease are hereby incorporated into this Sublease Agreement. No representation that is not included here or in the Master Lease shall be binding upon the Parties.

10. Termination of Master Lease. If Sublandord terminates his/her tenancy in the Premises under the Master Lease, Sublandord will provide thirty (30) days’ notice to Subtenant. Subtenant agrees that if the Master Lease is terminate for any reason, this Sublease Agreement will terminate as of the same date.

11. Condition of the Premises. Subtenant acknowledges that she/he has examined the Premises and that they are in good condition. Upon the termination of this Sublease Agreement for any cause,Subtenant will leave the Premises in their original good condition, except for reasonable wear and tear. Subtenant is responsible for the repair of any damage resulting from the act or neglect of Subtenant or those persons who are invitees of the Subtenant.

12. Subleasing and Assignment. Subtenant may not lease, sublease, or assign the Premises without the prior written consent of the Sublandlord.

13. Complete and Binding Agreement. All preliminary negotiations between the Parties are merged into, and superseded be, the terms of this Sublease. This Sublease will not be enforceable until signed by both Subtenant and Sublandlord. Any modification to this Agreement must be in writing, signed by both Sublandlord and Subtenant.

We, the Undersigned, agree to the above stated terms.

Sublandlord:	Subtenant:

/s/ Sergey Gurin	/s/ Maxim Temnikov

/n/ Sergey Gurin	/n/ Maxim Temnikov

/t/ President	/t/ President